Exhibit 3.98

OPERATING AGREEMENT

OF

DHG SERVICES, LLC

This Operating Agreement (this “Agreement”) is made as of the 29th day of October, 2009, by and between DHG Services, LLC, a Delaware limited liability company (the “Company”), and Discovery House-Group, Inc., a Delaware corporation (the “Member”).

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

1. Formation. The Company is organized pursuant to the provisions of the Delaware Limited Liability Act, 6 Del. C. § 18-101, et seq. (the “Act”). The rights and liabilities of the Member shall be as provided therein, except as herein otherwise expressly stated.

2. Purpose. The purpose of the Company is to engage in any lawful business for which a limited liability company may be formed under the laws of the State of Delaware, and to do all things the Member, in its sole discretion, deems necessary or convenient for the accomplishment of the foregoing.

3. Term; Dissolution. The term of the Company shall commence on the date set forth in its Certificate of Formation filed in the Office of the Secretary of State for the State of Delaware and shall continue in existence unless terminated by law.

4. Distributions. Distributions of the Company funds shall be made at such times as shall be determined by the Member in its sole discretion.

5. Management. The business and affairs of the Company shall be managed by the Member. The Member may, in its sole discretion, elect or appoint officers for the Company.

(a) Officers. The officers of the Company may be a president, a secretary and a treasurer. The Member may from time to time elect or appoint such other officers, including one or more vice presidents, assistant officers and agents and delegate and assign to them such authorities and duties, as it may deem necessary. Any two or more offices may be held by the same person.

(b) Election and Term. The officers of the Company shall be elected or appointed by the Member. Each officer of the Company shall hold office until his or her successor shall have been duly elected or appointed or until his or her prior death, resignation or removal. Any officer or agent may be removed at any time by the Member, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

(c) Authority and Duties. Each officer of the Company shall have the powers and shall perform the duties as customarily incident to an officer holding the same office in a Delaware corporation, and shall have such further powers and shall perform such further duties as shall be from time to time assigned to him or her by the Member, regardless of whether such authority and duties are customarily incident to such office.

(d) Vacancies. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Member for the unexpired portion of the term.

6. Indemnification. Subject to the exclusions hereinafter set forth, the Company will Indemnify each Indemnified Person against and hold the Indemnified Person harmless from any Loss or Expenses.

(a) Definitions.

(i) “Indemnified Person” means any Member, any Manager or officer of the Company, if any, past or present;

(ii) “Loss” means any amount which an Indemnified Person is legally obligated to pay for any claim for Covered Acts and shall include, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefits plans, excise taxes;

(iii) “Expenses” means any expenses incurred in connection with the defense against any claim for Covered Acts, including without being limited to, legal, accounting or investigative fees and expenses or bonds necessary to pursue an appeal of an adverse judgment; and

(iv) “Covered Act” means any act or omission by the Indemnified Person in the Indemnified Person’s official capacity with the Company and while serving as such or while serving at the request of the Company as a member of the governing body, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, other entity or enterprise, including, but not limited to any entities and enterprises which are subsidiaries or affiliates of the Company, or employee benefit plan.

(v) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) Advance Payment of Expenses. The Company will pay the Expenses of an Indemnified Person in advance of the final disposition of any Proceeding except to the extent that the defense of a claim against the Indemnified Person is undertaken pursuant to any Member’s, Manager’s and officer’s liability insurance maintained by the Company. The advance payment of Expenses will be subject to the Indemnified Person’s first agreeing in writing with the Company to repay the sums paid by it hereunder if it is thereafter determined that the Proceeding involved an Excluded Claim (as defined in subsection (c) below) or that the Indemnified Person was otherwise not entitled to indemnity as set forth herein.

(c) Exclusions. The Company will not be liable to pay any Loss or Expenses (an “Excluded Claim”): (i) for which payment is actually made to or on behalf of the Indemnified Person under such Member’s, Manager’s and officer’s liability insurance policy as may be maintained by the Company (except for any deductible under, or excess beyond the amount covered by, such insurance); (ii) for which the Indemnified Person is otherwise indemnified or reimbursed; (iii) with respect to a Proceeding in which a final judgment or other final adjudication determines that the Indemnified Person is liable to the Company for: (1) a breach of the Indemnified Person’s duty of loyalty to the Company or its Members; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) any transaction from which the Indemnified Person derived an improper personal benefit; or (iv) if a final judgment or other final adjudication determines that such payment is unlawful.

(d) Notice to the Company. Promptly after receipt by the Indemnified Person of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnified Person will, if indemnification with respect thereto may be sought from the Company under this Section, notify the Company of the commencement thereof. If, at the time of the receipt of such notice, the Company has any Member’s, Manager’s and officer’s liability insurance in effect, the Company will give prompt notice of the commencement of such Proceeding to the insurer in accordance with the procedures set forth in the policy or policies in favor of the Indemnified Person. The Company will thereafter take all necessary or desirable action to cause such insurer to pay, on behalf of the Indemnified Person, all Loss and Expenses payable as a result of such Proceeding in accordance with the terms of such policies.

(e) Indemnification Procedures.

(i) Payments on account of the Company’s indemnity against Loss will be subject to the Company’s first determining that the Loss results from a claim which is not an Excluded Claim. Such a determination will be made by consent of the Member. The determination required by this subparagraph (i) will be made within sixty (60) days of the Indemnified Person’s written request for payment of a Loss, and if it is determined that the Loss is not an Excluded Claim payment will be made forthwith thereafter.

(ii) Payment of an Indemnified Person’s Expenses in advance of the final disposition of any Proceeding will be made within twenty (20) days of the Indemnified Person’s written request therefor. From time to time prior to the payment of Expenses the Company may, but is not required to, determine (in accordance with subparagraph (i), above) whether the Expenses claimed may reasonably be expected, upon final disposition of the Proceeding, to constitute an

Excluded Claim. If such a determination is pending, payment of the Indemnified Person’s Expenses may be delayed up to sixty (60) days after the Indemnified Person’s written request therefor, and if it is determined that the Expenses are not an Excluded Claim, payment will be made forthwith thereafter.

(f) Settlement. The Company will have no obligation to indemnify the Indemnified Person under this Section for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent. The Company will not unreasonably withhold or delay its consent to any proposed settlement. The Company may consent to a settlement subject to the requirement that a determination thereafter will be made as to whether the Proceeding involved an Excluded Claim or not.

(g) Rights Not Exclusive. The rights provided hereunder will not be deemed exclusive of any other rights to which the Indemnified Person may be entitled under the Act, any agreement, vote of Members or otherwise, both as to action in the Indemnified Person’s official capacity and as to action in any other capacity while holding such position or office, and shall continue after the Indemnified Person ceases to serve the Company in an official capacity.

(h) Enforcement.

(i) The Indemnified Person’s right to indemnification hereunder will be enforceable by the Indemnified Person in any court of competent jurisdiction and will be enforceable notwithstanding that an adverse determination has been made as provided in subsection (c) hereof.

(ii) In the event that any action is instituted by the Indemnified Person under this Section to enforce or interpret any of the terms of this Section, the Indemnified Person will be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Person with respect to such action, unless the court determines that each of the material assertions made by the Indemnified Person as a basis for such action was not made in good faith or was frivolous.

(i) Successors and Assigns. This Section will be (i) binding upon all successors and assigns of the Company and (ii) binding on and inure to the benefit of the heirs, executors, administrators, and other personal representatives of the Indemnified Person.

(j) Amendment. No amendment of this Section will be effective as to an Indemnified Person without his or her written consent.

(k) Acceptance by Indemnified Person. This Section will apply and the benefits hereof will be available, to each Member, Manager and officer, if any, of the Company who by accepting his or her respective position and serving on behalf of the Company will be deemed to have accepted the provisions of this Section and to have agreed to abide by the terms contained herein.

7. General Provisions.

(a) Addresses and Notices. The place of business of the Member for all purposes shall be the address set forth in the Company’s records. Any notice, demand or request required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered or sent by certified or registered mail, return receipt requested, to the Member at such address.

(b) Title and Captions. All section or paragraph titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe scope or intent of any provisions hereof.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understanding pertaining thereto. No covenant shall affect or be deemed to interpret, change or restrict the express provisions hereof.

(f) Separability. Any provision of the Act or other applicable law which is contrary to or supersedes any provisions hereof shall not affect the validity of the balance of this Agreement, and the remaining provisions shall be enforced as if the invalid provision were deleted.

{Signatures follow on the next page.}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

DHG SERVICES, LLC

By: Discovery House-Group, Inc., its Member

By:	/s/ David L. Piccoli, II
Name:	David L. Piccoli, II
Title:	President

THE MEMBER:

DISCOVERY HOUSE-GROUP, INC.

By:	/s/ David L. Piccoli, II
Name:	David L. Piccoli, II
Title:	President